Exhibit 99.1

NYSE MKT: GSS / TSX: GSC / GSE: GSR www.gsr.com 10901 W Toller Drive, Suite 300 Littleton, CO 80127-6312 USA Tel: 303-830-9000

GOLDEN STAR RESOURCES ENTERS INTO DEBENTURE PURCHASE AND EXCHANGE AGREEMENT

Denver, CO, May 17, 2012 — Golden Star Resources Ltd. (NYSE MKT: GSS) (TSX: GSC) (GHANA: GSR) (“Golden Star” or the “Company”) today announced that it has entered into certain definitive agreements to purchase an aggregate of $74.5 million of the principal outstanding under its 4.00% Convertible Senior Unsecured Debentures due November 30, 2012 (the “Original Debentures”), by way of privately negotiated transactions with certain holders of Original Debentures (the “Holders”). After purchasing and cancelling $74.5 million of Original Debentures, an aggregate of $50.5 million principal amount of Original Debentures will remain outstanding.

As consideration for purchasing $74.5 million of Original Debentures, the Company will issue an aggregate of approximately $77.5 million principal amount of 5.00% Convertible Senior Unsecured Debentures due June 1, 2017 (the “New Debentures”). The Company will issue the New Debentures in transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Interest on the New Debentures will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2012 and continuing until maturity. Each New Debenture will be, subject to certain limitations, convertible into common shares at a conversion rate of 606.0606 common shares per $1,000 principal amount of New Debentures (equal to an initial conversion price of $1.65 per share), or approximately 25% above the closing price of the Company’s common shares on the NYSE MKT (formerly NYSE Amex) on May 17, 2012, the last full trading day prior to entry into the agreement, subject to adjustment in certain circumstances. The New Debentures will not be redeemable at the Company’s option, except in the event of certain change in control transactions where 90% or more of the outstanding New Debentures have accepted a mandatory offer to purchase by the Company.

The New Debentures will be direct senior unsecured indebtedness of the Company, ranking equally and ratably with all other senior unsecured indebtedness and senior to all subordinated indebtedness. None of the Company’s subsidiaries will guarantee the New Debentures, and the New Debentures will not limit the amount of debt that the Company or its subsidiaries may incur.

The closing of the transaction is expected to occur on or about May 31, 2012, subject to receipt of regulatory approvals and other customary closing conditions, and should provide the Company with additional financial flexibility for accomplishing its near- and mid-term growth objectives.

All references to “$” in this press release are to United States dollars.

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This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, securities. The New Debentures, and the common shares issuable upon conversion of the New Debentures, will not be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act.

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially, including comments regarding the expectation that the purchase and exchange will be completed consistent with the terms outlined above, the anticipated closing date of the transaction, and other statements that express management’s expectations or estimates of future developments, circumstances or results. Actual results may differ materially from those presented. Factors that could cause results to differ materially include fluctuations in gold price, disruptions in U.S. and Canadian securities markets, and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied. Golden Star assumes no obligation to update this information. Please refer to the discussion of risk factors in our Form 10-K for the year ended December 31, 2011.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

+1-800-553-8436

Bruce Higson-Smith

Senior Vice President Finance and Corporate Development

INVESTOR RELATIONS

Jay Pfeiffer or Geoff High

Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-14 Page 2 of 2